Exhibit 99.1

                                                      Frontier Communications
                                                            3 High Ridge Park
                                                           Stamford, CT 06905
                                                                 203.614.5600
                                                             www.frontier.com
Contact:
David Whitehouse
203-614-5708


                  Frontier Communications Corporation Announces
                   Successful Completion of Debt Tender Offer

     STAMFORD, Conn., Oct. 16, 2009 -- Frontier Communications Corporation (NYSE: FTR) today announced that it has successfully completed its previously announced debt tender offer and has applied the full "Maximum Payment Amount" of $700 million toward the repurchase of its outstanding 9.250% Senior Notes due 2011 (the "2011 Notes") and 6.250% Senior Notes due 2013 (the "2013 Notes"). As a result, Frontier today accepted for purchase for cash approximately $0.37 million aggregate principal amount of the 2011 Notes and approximately $83 million aggregate principal amount of the 2013 Notes. The notes accepted for purchase today are in addition to the approximately $564 million aggregate principal amount of 2011 Notes accepted for purchase pursuant to the tender offer on October 1, 2009. Approximately $76 million aggregate principal amount of 2011 Notes and approximately $617 million aggregate principal amount of 2013 Notes remain outstanding following the tender offer.

     A total of approximately $419 million aggregate principal amount of 2013 Notes were validly tendered. As a result of the acceptance priority given to tenders of 2011 Notes and the $700 million Maximum Payment Amount for all notes tendered, Frontier accepted for purchase all 2011 Notes tendered and also accepted for purchase 2013 Notes tendered on a pro rata basis as provided under the terms of the tender offer. The proration factor for the 2013 Notes was 0.1990789.

     Frontier financed the purchase of the tendered notes with the proceeds of its recent offering of $600 million aggregate principal amount of 8.125% Senior Notes due 2018, plus cash on hand.

     Frontier's maturities through 2013 now consist of approximately $7 million maturing in 2010, $280 million maturing in 2011, $180 million maturing in 2012, and $746 million maturing in 2013.

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